Exhibit 4.9

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

(Series B-2)

April 24, 2015 (the “Effective Date”)

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the date set forth above by and among Big Teams LLC, a Virginia limited liability company (the “Company”), and MOKO Social Media Limited, a company organized under the laws of Australia (the “Purchaser”).

The parties hereby agree as follows:

1.          Purchase and Sale of Series B-2 Preferred Shares.

1.1        Sale and Issuance of Shares.

(a)          The Company shall adopt on or before the Closing (as defined below) the Amended and Restated Operating Agreement in the form of Exhibit A attached to this Agreement (the “Operating Agreement”).

(b)          Subject to the terms and conditions of this Agreement, the Purchaser agree to purchase at each Closing (defined below) and the Company agrees to sell and issue to the Purchaser at each Closing the below indicated number of Series B-2 Preferred Shares (as defined in the Operating Agreement) (the “Series B-2 Preferred Shares”) at a purchase price of $1.945 per Series B-2 Preferred Share. The number of Series B-2 Preferred Shares issuable for the Initial Closing (as defined herein) is Five Hundred and Fourteen Thousand One Hundred and Thirty-nine (514,139) (the “Initial Investor Shares”). The number of Series B-2 Preferred Shares issuable for the Option Closing (as defined herein) is Seven-Hundred and Seventy One Thousand and Two-hundred Eight (771,208) (the “Option Shares”). The Initial Investor Shares and the Option Shares shall be referred to in this Agreement as the “Investor Shares.”

1.2         Initial Investment.

(a)          Purchaser irrevocably commits invest One Million U.S. Dollars ($1,000,000.00) in the Company (“Initial Investment Amount”), which shall paid in immediately available funds to the Company pursuant to the following schedule: (i) Two Hundred Thousand U.S. Dollars ($200,000.00) at Closing; (ii) Five Hundred Thousand U.S. Dollars ($500,000.00) on or before July 1, 2015; and (iii) Three Hundred Thousand U.S. Dollars ($300,000.00) within the earlier of: (i) two (2) business days of Purchaser submitting a mobile application to both the Apple and Android app stores, or (ii) August 1, 2015.

(b)          Purchaser shall have the following investment rights: (i) rights associated with the rights of the Series B-2 Preferred Shares shall be pro-rata and consistent with

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

the rights of the Series B-1 Preferred Shares; (ii) tag-along and drag-along rights shall be consistent with the rights of the Series B-1 Shares; as further indicated in the Operating Agreement and the Transaction Documents. Notwithstanding anything to the contrary, the only right that Purchaser does not have that the holders of Series B-1 Preferred Shares have is a right of first refusal under the Right of First Refusal and Co-Sale Agreement.

1.3         Option Investment

(a)          Subject to the terms and conditions of this Agreement and provided that Purchaser has paid the Initial Investment Amount, the mobile application has been submitted and approved by both the Apple and Android app stores, and the Purchaser is not in default of this Agreement, the Operating Agreement, or any Transaction Agreement, the Purchaser shall have a six-month option (“Option”) to invest an additional One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00) in the Company (“Option Investment Amount”).

(b)          The Option commences as of the date of the Initial Closing and shall automatically terminate on the February 1, 2016 (“Option Termination Date”). The price per share for Purchaser’s Option Investment will be $1.945 per Series B-2 Preferred Share.

1.4         Closings; Delivery.

(a)          Subject to satisfaction of the condition to closing in Sections 4 and 5 below, the purchase and sale of Initial Investor Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. on the date of this Agreement, or at such other time and place as the Company and Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). The Initial Closing shall occur on or before April 24, 2015.

(b)          The Company shall deliver to Purchaser a certificate representing the Initial Investor Shares upon payment of the entire Initial Investment Amount by wire transfer to a bank account designated by the Company (“Delivery”).

(c)          Subject to the terms herein, if the Purchaser pays the entire Option Investment Amount by wire transfer to a bank account designated by the Company on or before the Option Termination Date, the Company shall promptly deliver to Purchaser a certificate representing the Option Shares (“Option Closing”). The Initial Closing and the Option Closing are collectively referred to as the “Closing.”

1.5         Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)           “Board” means the Board of Directors, as defined in the Operating Agreement.

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

(b)          “Common Shares” shall have the meaning ascribed to it in the Operating Agreement.

(c)          “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, that are in each case either owned or used by the Company in the conduct of the Company’s business as now conducted.

(d)          “Commercial Agreement” means the commercial agreement between the Company and Purchaser, dated as of the date of the Initial Closing, in the form of Exhibit C attached to this Agreement.

(e)          “Director” shall have the meaning ascribed to it in the Operating Agreement.

(f)          “Investors’ Rights Agreement” means the amended and restated agreement among the Company, the Purchaser, and certain other Shareholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit D attached to this Agreement.

(g)          “Key Employee” means any executive level employee and vice president level positions.

(h)          “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge (after due inquiry) of the Company’s CEO, Clay Walker, as of the Closing.

(i)          “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(j)          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k)          “Preferred Shares” shall have the meaning ascribed to it in the Operating Agreement.

(l)           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(m)         “Series B-1 Investor” shall have the meaning ascribed to it in the Operating Agreement.

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

(n)          “Shareholder” shall have the meaning ascribed to it in the Operating Agreement.

(o)          “Shares” shall have the meaning ascribed to it in the Operating Agreement.

(p)         “Transaction Agreements” means this Agreement, the Commercial Agreement, the Investors’ Rights Agreement and the Voting Agreement.

(q)          “Voting Agreement” means the amended and restated agreement among the Company, the Purchaser and certain other Shareholders of the Company, dated as of the date of the Closing, in the form of Exhibit E attached to this Agreement.

2.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement or otherwise provided to Purchaser, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the applicable Closing, except as otherwise indicated.

2.1         Organization, Good Standing, Limited Liability Company Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2         Capitalization.

(a)          Subsection 2.2(a)(i) of the Disclosure Schedule sets forth, as of the date hereof, but immediately prior to the Initial Closing, all of the issued and outstanding Shares of the Company. Subsection 2.2(a)(ii) of the Disclosure Schedule sets forth, as of the date hereof, all of the issued and outstanding Shares of the Company immediately following each Closing.

(b)          Except as set forth in the Operating Agreement, the Company has not issued, authorized, reserved or promised any equity interests (including any “profits interests” in the Company), options or other rights to acquire equity interests to officers, Directors, employees, consultants or other service providers.

(c)          Except as may be granted pursuant to this Agreement and the Operating Agreement, as of the Effective Date, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or equityholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities or equity interests.

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

(d)          The rights, preferences, privileges and restrictions of the Investor Shares are as stated in the Operating Agreement.

2.3         Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

2.4         Authorization. All limited liability company action required to be taken by the Company’s Board and Shareholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Investor Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Investor Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws.

2.5         Valid Issuance of Investor Shares. The Investor Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser.

2.6         Litigation. There is no action, suit, proceeding, or arbitration pending or to the Company’s knowledge, currently threatened against the Company to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.7         Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property to conduct its business. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates any license or infringes any intellectual property rights of any other party. The Company has not received any written demand alleging that the Company has violated any patents, trademarks, service marks, tradenames, copyrights, or trade secrets of any other Person.

2.8         Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Operating Agreement. To its Knowledge, the Company is not in violation or default of any provisions of: (i) any instrument, judgment, order, writ or decree to

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

which it is a party or by which it is bound, (ii) any note, indenture or mortgage to which it is a party or by which it is bound, or (iii) any lease, agreement, contract or purchase order to which it is a party, in each case of the foregoing (i) through (iii) to the extent that such violation or default would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.9         Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no Shareholder of the Company has entered into any agreements with respect to the voting of equity interests of the Company.

2.10       Leases. With respect to real property it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.11       Financial Statements. The Company has delivered to the Purchaser its unaudited balance sheet as of December 31, 2014, and its income statement for the fiscal year ended December 31, 2014, and its unaudited income statement for the month ended March 31, 2015 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2014, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.12       Employee Matters.

(a)          To the Company’s knowledge, the Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(b)          To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

2.13       Tax Returns and Payments. To the Knowledge of the Company: (i) there are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, (ii) there are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are past due, whether or not assessed or disputed, (iii) there are no pending examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency, and (iv) the Company has duly and timely filed all federal, state, county, local and foreign income tax returns required to have been filed by it.

2.14       Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its tangible properties that might be damaged or destroyed.

2.15       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.16       Corporate Documents. The Operating Agreement and articles of organization of the Company are in the forms provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of Directors and Shareholders and all actions by written consent without a meeting by the Directors and Shareholders since the date of formation and accurately reflects in all material respects all actions by the directors (and any committee of Directors) and Shareholders with respect to all transactions referred to in such minutes.

2.17       Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Investor Shares.

2.18       No “Bad Actor” Disqualification. To the Company’s knowledge, no Covered Person is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Investor Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of Purchaser in connection with the sale of the Investor Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

3.          Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Company that:

3.1         Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2         Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Investor Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Investor Shares. The Purchaser has not been formed for the specific purpose of acquiring the Investor Shares.

3.3         Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Investor Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4         Restricted Securities. The Purchaser understands that the Investor Shares have not been, and will not be, registered under the Securities Act, by reason of a specific

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Investor Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Investor Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Investor Shares, or the Common Shares into which they may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Investor Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5         No Public Market. The Purchaser understands that no public market now exists for the Investor Shares, and that the Company has made no assurances that a public market will ever exist for the Investor Shares.

3.6         Legends. The Purchaser understands that the Investor Shares and any securities issued in respect of or exchange for the Investor Shares, may be notated with certain legends as set forth in the Operating Agreement.

3.7         Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8         No General Solicitation. Neither the Purchaser, nor any of its officers, Directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Investor Shares.

3.9         Exculpation Among Purchaser. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and Directors, in making its investment or decision to invest in the Company.

3.10       Residence. The office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

3.11       No “Bad Actor” Disqualification Events. Neither Purchaser nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests or otherwise holds securities, general partners or managing members is subject to any Disqualification Event (as defined in Subsection 2.18), except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Company.

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

4.          Conditions to the Purchaser’s Obligations at Closing. The obligations of Purchaser to purchase Investor Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1         Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of such Closing.

4.2         Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3         Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Investor Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.4         Commercial Agreement. The Company shall have executed and delivered the Commercial Agreement.

4.5         Investors’ Rights Agreement. The Company and the other requisite Shareholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.6         Voting Agreement. The Company and the other requisite Shareholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

4.7         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.8         Operating Agreement. The requisite Shareholders of the Company shall have joined in the execution of the Operating Agreement and consented to be bound by all terms and conditions set forth therein.

5.          Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Investor Shares to the Purchaser at the applicable Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

5.1         Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

5.2         Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3         Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Investor Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4         Commercial Agreement. Purchaser shall have executed and delivered the Commercial Agreement

5.5         Investors’ Rights Agreement. Purchaser and the other requisite Shareholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

5.6         Voting Agreement. Purchaser and the other requisite Shareholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

6.          Operating Agreement. The Purchaser shall have joined in the execution of the Operating Agreement and consented to be bound by all terms and conditions set forth therein.

7.          Miscellaneous.

7.1         Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

7.2         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3         Governing Law. This Agreement shall be governed by the internal law of the Commonwealth of Virginia.

7.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

7.5         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6. If notice is given to the Company, a copy shall also be sent to: Wiley Rein LLP, 1776 K Street NW, Washington, DC 20006, Attn: Daniel Hassett, and if notice is given to the Purchaser, a copy shall also be given to MOKO Social Media Ltd, 320 King Street, Suite 202, Alexandria, VA 22314, Attn: Ian Rodwell.

7.7         No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8         Fees and Expenses. At the Closing, the Purchaser shall pay the reasonable fees and expenses of Wiley Rein LLP, the counsel for Company, in an amount not to exceed, in the aggregate, Fifteen Thousand U.S. Dollars ($15,000.00) for documentation related to Series B-2 investment. Any amount above Fifteen Thousand U.S. Dollars ($15,000.00) for such legal fees shall be paid by Company to Wiley Rein LLP.

7.9         Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.10       Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Subsection 7.10 shall be binding upon the Purchaser and each transferee of the Investor Shares, each future holder of all such securities, and the Company.

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

7.11       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.13       Entire Agreement. This Agreement (including the Exhibits hereto), the Operating Agreement and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.14       WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.15       Capitalization Schedule. In the event that, immediately prior to the applicable Closing, the outstanding equity securities or rights to acquire equity securities of the Company differs from the information set forth in Sections 2.2(b) or (c) hereof (the “Capitalization Representations”) or on Schedules 2.2(a)(i) and 2.2(a)(ii) (the “Capitalization Schedules”) or any Purchaser’s Shares are not duly authorized or validly issued by the Company, and as a result, the Purchaser’s respective ownership percentages of the Company are less than as indicated by the Capitalization Representations or the Capitalization Schedules, the

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

EXECUTION VERSION

Company shall issue Purchaser such number of additional Series B-2 Preferred Shares as is necessary to increase Purchaser’s ownership of the Company to the level indicated by the Capitalization Representations and the Capitalization Schedules.

[SIGNATURE PAGE FOLLOWS]

Big Teams, LLC

MOKO Series B-2 Share PurchaseAgreement

April 24, 2015

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the Effective Date.

COMPANY:

Big Teams LLC

By:	/s/ Clay Walker
Name:	Clay Walker
Title:	Chief Executive Officer

Address:	7925 Jones Branch Drive McLean, Virginia 22102

Signature Page to Share purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the Effective Date.

PURCHASER:

MOKO Social Media Limited

By:	/s/ Ian Rodwell
Name:	Ian Rodwell
Title:	CEO

Address:

Signature Page to Share purchase Agreement